Exhibit 23.6

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement on Form S-4 of Welsbach Technology Metals Acquisition Corp. of our report dated November 12, 2024 relating to the financial statements of KMMI INC., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ KMMI INC

Seoul, KOREA
November 12, 2024